Exhibit 2.3

IP MATTERS AGREEMENT

THIS IP MATTERS AGREEMENT (this Agreement), dated as of July 13, 2018, is entered into by and between KLX Inc., a corporation formed under the laws of the State of Delaware (KLX), and KLX Energy Services Holdings, Inc., a corporation formed under the laws of the State of Delaware (ESG SpinCo). KLX and ESG SpinCo are referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, KLX owns the KLX Trademarks (as defined herein);

WHEREAS, KLX has been using certain KLX Trademarks in relation to the ASG Business, and KLX Energy Services LLC (KLX Energy Services) and ESG SpinCo have been using certain KLX Trademarks in relation to the ESG Business;

WHEREAS, KLX and The Boeing Company (the ASG Buyer) entered into an Agreement and Plan of Merger on April 30, 2018 (the ASG Merger Agreement), pursuant to which a wholly owned subsidiary of the ASG Buyer (Merger Sub) will be merged with and into KLX, whereupon the separate existence of the Merger Sub shall cease, and KLX will continue as the surviving corporation and as a direct or indirect wholly owned subsidiary of the ASG Buyer (the ASG Merger);

WHEREAS, concurrently with the execution of this Agreement, KLX, ESG SpinCo and KLX Energy Services are entering into a distribution agreement (the Distribution Agreement) pursuant to which, inter alia, KLX agrees to separate the ASG Business and the ESG Business through a taxable spin-off of the ESG Business into a separate publicly traded company upon the terms and subject to the conditions set forth in the Distribution Agreement (the Spin-Off);

WHEREAS, immediately prior to the ASG Merger, the Parties intend that ESG SpinCo will own the KLX Trademarks; and

WHEREAS, KLX and ESG SpinCo wish to enter into this Agreement setting forth their rights and obligations with respect to the transfer of the KLX Trademarks and associated rights (as set forth in Section 3.01), on an as-is basis, to ESG SpinCo and the rebranding of the ASG Business (as more fully described in Article IV).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree, with effect as of the Effective Time, as follows:

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ARTICLE I
DEFINITIONS

As used herein, the following terms have the following meanings:

Acquired Rights has the meaning set forth in Section 3.01.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

Agreement has the meaning set forth in the Preamble.

Ancillary Agreement has the meaning given in the Distribution Agreement.

Applicable Law has the meaning given in the ASG Merger Agreement.

ASG Business means all businesses of KLX and its Subsidiaries, other than the ESG Business.

Assignment has the meaning set forth in Section 3.02(a).

Closing has the meaning given in the ASG Merger Agreement.

Closing Date has the meaning given in the ASG Merger Agreement.

Effective Time has the meaning given in the Distribution Agreement.

ESG Business means the business of providing technical services and related rental equipment to oil and gas exploration and production companies in remote oil and gas producing regions solely as conducted by the ESG Group, but does not include any other business operated or conducted by any member of the KLX Group.

ESG Group means ESG SpinCo, KLX RE Holdings LLC, KLX Energy Services and each Person that is or becomes a Subsidiary of ESG SpinCo, including in each case any Person that is merged or consolidated with and into ESG SpinCo or any Subsidiary of ESG SpinCo.

Governmental Authority has the meaning given in the ASG Merger Agreement.

KLX Energy Services has the meaning given in the Recitals.

KLX ES Mark means the United States trademark “KLX ENERGY SERVICES” (Registration No. 5212182).

KLX Group means KLX, each Person that is or becomes a Subsidiary of KLX (other than the members of the ESG Group), including in each case any Person that is merged or consolidated with and into KLX or any Subsidiary of KLX.

KLX Trademarks means the trademarks and trademark applications listed on Schedule 1, together with any other trademarks, trade names, service marks, logos or similar rights, in each case, (a) owned as of the Effective Time by the KLX Group and (b) containing “KLX”.

Parties has the meaning set forth in the Preamble.

Party has the meaning set forth in the Preamble.

Person means any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Proceeding has the meaning given in the ASG Merger Agreement.

Similar Marks means the “KLX” name and any trademarks, trade names, service marks, logos or similar rights that are likely to cause confusion with the KLX Trademarks.

Subsidiary of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

Capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Distribution Agreement.

ARTICLE II
CO-EXISTENCE

2.01                        Use of “KLX” by the ESG Group With effect from the Effective Time until such time as the Acquired Rights are assigned to ESG SpinCo in accordance with Section 3.01, KLX consents to and grants the ESG Group a non-exclusive, irrevocable, royalty-free, non-transferable, non-sublicensable license to use the KLX Trademarks in the form “KLX ENERGY SERVICES” (or any form which varies in insignificant ways thereto), solely in connection with the ESG Business.

2.02                        KLX’s Obligations KLX shall not, and shall procure that the members of the KLX Group shall not (except, in each case, as otherwise permitted herein):

(a)                                 use, or apply to register as a trademark, company name, business name, trading name or domain name, the name “KLX ENERGY SERVICES”, except that KLX may use “KLX ENERGY SERVICES” for fair use purposes, to refer to “KLX”, ESG SpinCo, the ESG Group or the ESG Business in a factual manner, as may be required under Applicable Law, or otherwise in accordance with honest business practices;

(b)                                 oppose or apply to revoke or invalidate, or otherwise challenge, the KLX ES Mark;

(c)                                  challenge the use or registration by any member of the ESG Group of any domain names containing “KLX ENERGY” or “KLX ENERGY SERVICES”, except to the extent combined with, including, or otherwise incorporating any trademarks owned by any member of the KLX Group or an Affiliate thereof (other than the KLX Trademarks);

(d)                                 use any KLX Trademarks in relation to goods or services equivalent or similar to those provided by the ESG Business; or

(e)                                  use any KLX Trademark in a manner calculated to cause confusion with the ESG Business.

2.03                        ESG Group Obligations

Notwithstanding anything to the contrary in this Agreement, the ASG Merger Agreement, the Distribution Agreement, or any Ancillary Agreement, with effect from the Closing Date, including after the Acquired Rights have been assigned to ESG SpinCo in accordance with Section 3.01, ESG SpinCo shall not, and shall procure that each member of the ESG Group shall not, use or otherwise attempt to procure a registration for the KLX Trademarks or any Similar Mark, or otherwise permit (whether directly through a license grant or indirectly) any other Person to use or otherwise attempt to procure a registration for the KLX Trademarks or any Similar Mark: (i) in relation to goods or services equivalent or similar to those provided by the ASG Business at any time; (ii) in a manner calculated to cause confusion with the ASG Business; or (iii) otherwise within the fields of use in which the ASG Business may operate.

ARTICLE III
ASSIGNMENT OF ACQUIRED RIGHTS

3.01                        Assignment

KLX hereby, with effect from immediately prior to the Closing Date (but subject to the occurrence of the Closing), assigns, and causes all members of the KLX Group to assign, to ESG SpinCo, all of its and their right, title and interest in and to:

(a)                                 the KLX Trademarks and all issuances, extensions, and renewals thereof, together with the goodwill of the business connected with the use of, and symbolized by, the KLX Trademarks;

(b)                                 all rights of any kind whatsoever of KLX accruing under any of the foregoing provided by Applicable Law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c)                                  all internet domain name registrations incorporating any KLX Trademark or any acronym, abbreviation, or component thereof, including the domain names listed on Schedule 2, and all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, but only to the extent such web pages, content, and data relate exclusively to the ESG Business;

(d)                                 any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(e)                                  any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages,

((a) through (e) together, the Acquired Rights).

3.02                        Deliverables

Within a reasonable amount of time after the consummation of the assignment pursuant to Section 3.01, KLX shall promptly deliver to ESG SpinCo:

(a)                                 an assignment in the form of Schedule 3 hereto and duly executed by KLX (the Assignment); and

(b)                                 all prosecution and maintenance files relating to registrations, or applications for registration, of the KLX Trademarks.

3.03                        Further Assurances; Recordation

(a)                                 Each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

(b)                                 Without limiting the foregoing, and without limiting Section 3.02, KLX shall, at ESG SpinCo’s cost, execute and deliver to ESG SpinCo such assignments and other documents, certificates, and instruments of conveyance in a form satisfactory to ESG SpinCo and suitable for filing with the United States Patent and Trademark Office and the registries and other recording Governmental Authorities in all applicable jurisdictions as reasonably requested by ESG SpinCo and reasonably necessary to record and perfect the assignment of the Acquired Rights in Section 3.01, and to vest in ESG SpinCo all right, title, and interest in and to the Acquired Rights in accordance with Applicable Law. As between KLX and ESG SpinCo,

ESG SpinCo shall be responsible, at ESG SpinCo’s cost, for filing the Assignment, and other documents, certificates, and instruments of conveyance with the applicable Governmental Authorities; provided that KLX shall, at ESG SpinCo’s cost, take such steps and actions, and provide such cooperation and assistance, to ESG SpinCo and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably requested by ESG SpinCo and reasonably necessary to effect, evidence, or perfect the assignment of the Acquired Rights to ESG SpinCo, or any of ESG SpinCo’s successors or assigns.

ARTICLE IV
REBRANDING OF KLX GROUP

4.01                        Change of Name and Rebranding

If the ASG Merger is consummated, then, KLX shall:

(a)                                 as soon as reasonably practicable after the Closing Date and no later than one hundred eighty (180) days from and including the Closing Date, make all necessary filings in the applicable jurisdictions and take all other reasonably necessary actions for purposes of changing the name of any member of the KLX Group that consists of or includes the word “KLX” to a name that does not include that word or any other words which would likely cause confusion from the perspective of a consumer;

(b)                                 as soon as reasonably practicable after the Closing Date and no later than one hundred eighty (180) days from and including the Closing Date, cause each member of the KLX Group to (i) cease to use or display on any real physical properties (and associated signage) and equipment the KLX Trademarks or any Similar Marks; and (ii) remove from all websites within their control any reference to “KLX”, the ESG Group or the ESG Business, except for fair use purposes, to refer to “KLX”, the ESG Group or the ESG Business in a factual manner, as may be required under Applicable Law, or otherwise in accordance with honest business practices;

(c)                                  as soon as reasonably practicable after the Closing Date and no later than three hundred sixty-five (365) days from and including the Closing Date, to cause the word “KLX” to be removed from any goods, stock, products, product literature, product labels, packaging, signage, stationery or any marketing, promotional, advertising or public relations materials, in each case, branded with a KLX Trademark or any Similar Mark, and KLX shall certify in writing to ESG SpinCo that it has done so, provided, however, that the KLX Group shall have no obligation hereunder to perform any removal contemplated in this Section 4.01(c) (i) to the extent such removal would be commercially impractical or otherwise time or cost prohibitive, or (ii) with respect to internal materials that are not publicly visible and not intended to be distributed to the public; and

(d)                                 from the Closing Date, not, and shall cause the members of the KLX Group not, to: (i) register, attempt to register or purchase or procure as advertising keywords, the KLX Trademarks or any Similar Marks in any territory in the world, either directly or through a third party; (ii) object to, oppose, challenge or apply to revoke or invalidate, either directly or through a third party, the use or registration by any member of the ESG Group (or any Person authorized or licensed by them) of any KLX Trademarks or any other trademarks containing the word “KLX” in any territory in the world, except to the extent such Similar Marks are used in combination, include, or otherwise incorporate any trademarks owned by any member of the KLX Group or any Affiliate thereof (other than the “KLX” Trademarks); (iii) produce any goods, stock, products, product literature, product labels, packaging, signage, stationery or any marketing, promotional, advertising or public relations materials bearing a KLX Trademark or any Similar Mark; or (iv) hold themselves out as being part of, or otherwise connected or associated with, any member of the ESG Group or the ESG Business, except for fair use purposes, to refer to “KLX”, ESG SpinCo, the ESG Group or the ESG Business in a factual manner, or otherwise in accordance with honest business practices.

4.02                        Run-off License

Provided that the Assignment has been consummated in accordance with Section 3.01 ESG SpinCo hereby grants to the KLX Group a non-exclusive, irrevocable, royalty-free, non-transferable, sublicensable license to use the KLX Trademarks, for three hundred sixty-five (365) days after the Closing Date, to enable the KLX Group to rebrand in accordance with this Article IV and otherwise wind-down and transition off any trademark usage of the KLX Trademarks or any Similar Mark; provided such use (including sublicensing) is generally consistent with the purposes for which, the manner in which, and the extent to which the KLX Trademarks or Similar Marks were used (or licensed) by the KLX Group in the six (6) months prior to the Closing Date.

ARTICLE V
TERMINATION

5.01                Automatic termination This Agreement shall automatically terminate on the earlier of (i) the termination of the ASG Merger Agreement and (ii) the termination of the Distribution Agreement; provided that if the ASG Merger Agreement is terminated after the consummation of the Spin-Off, KLX and ESG SpinCo shall enter into a long-term brand co-existence agreement on customary terms and conditions to provide for the use of the KLX Trademarks between KLX and ESG SpinCo.

5.02                Termination for breach Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if the other Party commits a material breach of any term of this Agreement which is incapable of remedy or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so.

5.03                        Survival

In the event of termination of this Agreement as provided in this Article V, this Agreement will be of no further force or effect; provided, however, that no such termination shall affect this Section 5.03 or any of Section 2.03, Article I, Article V or Article VI. Such Sections and Articles shall survive any termination of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.01                Severability If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

6.02                Assignment Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 6.02 shall be null and void.  Without limiting the foregoing, the licenses and other rights granted, and obligations made, under Section 2.03 (but solely for a period of ten (10) years from the Closing Date) and Section 4.02 are intended to be and will be binding on any Person to which the KLX Trademarks may be sold, assigned, transferred, or otherwise divested, and on any subsequent purchaser, assignee, or transferee, and any subsequent owner of the Acquired Rights, and ESG SpinCo shall procure that any such sale, assignment, transfer, or divestiture that it or its Affiliate makes of such Acquired Rights will be made subject to the rights of, and obligations owed to, the KLX Group therein.

6.03                        Governing Law This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of KLX and ESG SpinCo in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.

6.04                        WAIVER OF JURY TRIAL. EACH OF KLX AND ESG SPINCO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF KLX OR ESG SPINCO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

6.05                        Consent to Jurisdiction and Service of Process

(a)                                 Each of the Parties hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of KLX and ESG SpinCo agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)                                 Each Party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.06 and such service of process shall be sufficient to confer personal jurisdiction over such Party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

6.06                        Notices

All notices, consents, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail or facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.06):

(i)                                   if to ESG SpinCo, to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Tom McCaffrey

Facsimile: (561) 791-5479

Email: Tom.McCaffrey@KLX.com;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:            Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention: Valerie Ford Jacob, Esq.

Omar Pringle, Esq.

(ii)                                  if to KLX, to:

KLX Inc.

1300 Corporate Center Way

Wellington, FL 33414

Phone: (561) 383-5100
Fax: (561) 791-5479
Email: Roger.Franks@klx.com

Attention: General Counsel;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:  Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention: Valerie Ford Jacob, Esq.

Omar Pringle, Esq.

6.07                        Interpretation; Certain Definitions

(a)                                 The Parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)                                 The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 13, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States.

6.08                        No Representation and Warranties

EACH OF KLX (ON BEHALF OF ITSELF AND EACH OTHER KLX GROUP COMPANY) AND ESG SPINCO (ON BEHALF OF ITSELF AND EACH OTHER ESG GROUP COMPANY) UNDERSTANDS AND AGREES THAT, EXCEPT AS SET FORTH IN THE ASG MERGER AGREEMENT, ANY ASSIGNMENT OF THE KLX TRADEMARKS AND ACQUIRED RIGHTS HEREUNDER IS MADE “AS-IS” WITHOUT ANY REPRESENTATION OR WARRANTY, AND NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE KLX TRADEMARKS OR ACQUIRED RIGHTS, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR

FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY (OR OTHER MEMBER OF SUCH PARTY’S GROUP), OR AS TO THE LEGAL SUFFICIENCY OF ANY TRANSACTION, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER.

6.09                        No Third-Party Beneficiaries

This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

6.10                        Entire Agreement

This Agreement (including the schedules hereto and any other agreement entered into by and between the Parties in connection herewith) constitutes, together with the ASG Merger Agreement and the Distribution Agreement, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, by and between the Parties with respect to the subject matter hereof.

6.11                        Counterparts

This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

6.12                        No Partnership; Certain Relationships

Nothing in this Agreement (including any terminology used herein) and no action taken by the Parties under this Agreement is intended to, or shall be deemed to, establish any partnership, association or other co operative entity between any of the Parties or constitute any Party the agent of another Party for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Time.

KLX Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President and Chief Operating Officer

KLX Energy Services Holdings, Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: Vice President